UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2015

PERCEPTRON, INC.
(Exact name of registrant as specified in its charter)

Michigan	0-20206	38-2381442
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47827 Halyard Drive, Plymouth, MI	48170-02461
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(734) 414-6100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 20, 2015, the Company entered into a First Amended and Restated Rights Agreement with American Stock Transfer & Trust Company, LLC, as rights agent, (the “Rights Agreement”). The Rights Agreement amended and restated that certain Rights Agreement, dated March 28, 1998 between the Company and American Stock Transfer & Trust Company, LLC, as amended by a First Amendment to Rights Agreement dated March 17, 2008 (as amended, the “1998 Rights Agreement”).

At the Company’s 2015 Annual Meeting of the Shareholders (the “Annual Meeting”), the shareholders will be asked to vote to ratify the Rights Agreement. If shareholder approval of the Rights Agreement is not obtained, the Rights Plan will automatically terminate upon final adjournment of the Annual Meeting.

The amendments to the 1998 Rights Agreement reflected in the Rights Agreement include (i) use of a three year term running until August 20, 2018, (ii) an increase in the ownership threshold from 15% to 20% before the Rights become exercisable, (iii) inclusion of a “qualified offer” provision which allows shareholders to approve a resolution authorizing the redemption of all, but not less than all, of the outstanding Rights by majority vote at a special meeting of the shareholders to permit certain “qualified offers” to be consummated even if the Board does not support the offer, and (iv) the elimination of so called “continuing director” provisions that would limit the right of a future Board to redeem the Rights and take other actions under the Rights Agreement.

The Rights Agreement encourages persons seeking to acquire control of the Company to negotiate in good faith with the Board in order to discourage potential acquirors from using abusive or otherwise undesirable takeover tactics and to provide the Board with the opportunity to negotiate a fair premium for shareholders. The Rights Agreement accomplishes this by making an acquisition of the Company that is not approved by the Company’s Board prohibitively expensive for the acquirer by significantly diluting the acquiror’s stock interest in the Company and increasing the number of shares of Common Stock that would have to be acquired.

Under the Rights Agreement, if the acquiror accumulates 20% or more of the Common Stock, each right granted under the Rights Agreement (“Right”) would permit the holder of a Right to acquire newly issued shares of Common Stock of the Company or, in certain circumstances, common stock of the acquiror, at a price equal to half their market value for the $73.00 exercise price of the Rights. Rights held by the acquiror and by certain related persons and transferees would become void. However, before an acquiror acquires more than 20% of the outstanding Common Stock, the Rights may be redeemed by the Board or, in certain circumstances, by vote of the shareholders, or the terms of the Rights may be modified by the Board to, among other things, exempt a particular acquiror from the dilutive effects of the Rights.

A copy of the Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the Rights Agreement is qualified in its entirely by reference to the Rights Agreement.

Item 3.03	MATERIAL MODIFICATION OF RIGHTS OF SECURITY HOLDERS

The information set forth above in Item 1.01 is incorporated into this Item 3.03 by reference.

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Item 9.01	Financial Statements and Exhibits

C.	Exhibits.

Exhibit No.	Description
Exhibit 4.1	Form of certificate representing Rights (included as Exhibit B to the First Amended and Restated Rights Agreement filed herewith as Exhibit 4.2). Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of the Common Stock (such public announcement date being the “Shares Acquisition Date”) (or, if pursuant to a Permitted Offer (as defined below) such later date as fixed by the Board of Directors) or (ii) ten business days (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement or announcement of an intention to commence a tender offer or exchange offer by any person if, upon consummation thereof, such person would be an Acquiring Person, other than as a result of a Permitted Offer.

Exhibit 4.2	First Amended and Restated Rights Agreement, dated as of August 20, 2015 between Perceptron, Inc. and American Stock Transfer & Trust Company, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERCEPTRON, INC.

Date: August 21, 2015	/s/	Jeffrey M. Armstrong
	By:	Jeffrey M. Armstrong
	Its:	President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of certificate representing Rights (included as Exhibit B to the First Amended and Restated Rights Agreement filed herewith as Exhibit 4.2). Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of the Common Stock (such public announcement date being the “Shares Acquisition Date”) (or, if pursuant to a Permitted Offer (as defined below) such later date as fixed by the Board of Directors) or (ii) ten business days (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement or announcement of an intention to commence a tender offer or exchange offer by any person if, upon consummation thereof, such person would be an Acquiring Person, other than as a result of a Permitted Offer.

4.2	First Amended and Restated Rights Agreement, dated as of August 20, 2015 between Perceptron, Inc. and American Stock Transfer & Trust Company, LLC.

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